UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2024

RIGETTI COMPUTING, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40140	88-0950636
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

775 Heinz Avenue, Berkeley, California	94710
(Address of principal executive offices)	(Zip Code)

(510) 210-5550

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	RGTI	The Nasdaq Capital Market
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	RGTIW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.02	Termination of a Material Definitive Agreement.

On December 9, 2024, Rigetti Computing, Inc. (the “Company”) paid in full and terminated the Loan and Security Agreement, dated as of March 10, 2021 and as amended and restated on June 21, 2024 (the “Loan Agreement”), by and among Rigetti & Co., LLC (as successor-in-interest to Rigetti & Co., Inc., a Delaware corporation), a Delaware limited liability company, Rigetti Intermediate LLC, a Delaware limited liability company, and the Company as the borrowers (collectively, the “Borrowers”), and Trinity Capital Inc., a Maryland corporation (the “Lender”), effective immediately. The Company pre-paid in full, using cash on hand, a total of approximately $10.5 million, including the approximately $9.5 million outstanding loan balance under the Loan Agreement, plus accrued but unpaid interest, fees and end of term payments of approximately $0.9 million and a prepayment fee of approximately $75,900, which satisfied all of the Company’s indebtedness thereunder. Upon consummation of the payoff, the obligations of the Company under the Loan Agreement (other than those obligations of the Borrowers, including indemnification obligations, that by their express terms survived the full payment of any loans or the Borrowers’ satisfaction of all obligations under the Loan Agreement) were deemed satisfied.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 9, 2024	RIGETTI COMPUTING, INC.

	By:	/s/ Jeffrey Bertelsen
Jeffrey Bertelsen
Chief Financial Officer